Exhibit 3.5
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CENTURY BUSINESS SERVICES, INC.
     Century Business Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.	That Article One of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:
“ARTICLE ONE
               The name of the Corporation is:
CBIZ, Inc.”
2.	That said amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
3.	That this Certificate of Amendment to the Certificate of Incorporation shall become effective on the 1st day of August, 2005.
     THE UNDERSIGNED, being the President of the Corporation, hereby declares and certifies that this Certificate of Amendment to the Certificate of Incorporation of Century Business Services, Inc. is his act and deed and the facts herein stated are true and, accordingly, has hereunto set his hand this 12th day of July, 2005.

CENTURY BUSINESS SERVICES, INC.
By:	/s/ Jerome P. Grisko, Jr.
Jerome P. Grisko, Jr., President

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:13 PM 07/22/2005
FILED 01:03 PM 07/22/2005
SRV 050606739 — 2129325 FILE